Exhibit 99.1

Contact:Brett D. Heffes

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION

ANNOUNCES CASH DIVIDEND

Minneapolis, MN (April 29, 2020)    Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has approved the payment of a quarterly cash dividend to shareholders. The quarterly dividend of $0.05 per share will be paid June 1, 2020 to shareholders of record on the close of business on May  13, 2020.  Future dividends will be subject to Board approval.

Winmark Corporation creates, supports and finances business. At March 28, 2020, there were 1,256 franchises in operation under the brands Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®. An additional 42 retail franchises have been awarded but are not open.